Exhibit 99.2

                               PRESS RELEASE
                          DECLARATION OF DIVIDEND

                                                           December 6, 2010
                                                    Shawnee Mission, Kansas

Seaboard Corporation (NYSE Amex symbol: SEB) with offices at 9000 West 67th Street, Shawnee Mission, Kansas 66202, today announced that the Board of Directors of the Corporation has declared a dividend of Six Dollars and Seventy-Five Cents ($6.75) per share on the common stock of the
Corporation,  payable December 31, 2010 to stockholders of  record  at  the close of business on December 20, 2010. The increased amount of the dividend (which has historically been $0.75 per share on a quarterly basis or $3.00 per share on an annual basis) represents payment of the regular fourth quarter dividend of $0.75 per share and a special dividend of $6.00 per share, equaling the anticipated annual 2011 and 2012 dividends ($3.00 per share per year). This increased dividend is being made to ensure that the taxes shareholders will pay based on the receipt of the dividend is taxed at the currently favorable 2010 tax rate on dividends. The Corporation does not intend to declare any further dividends for the years 2011 and 2012.

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